UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 12, 2019, EQT Corporation (the “Company”) made the following letter available on its shareholder communications website, https://votegoldforeqt.com/ and subsequently mailed such letter to its shareholders:

 June 13, 2019 Dear Fellow EQT Shareholder The new EQT Board of Directors (the “Board”) and management team are making rapid progress executing the carefully developed, bottom-up strategic plan announced in January 2019. As demonstrated by the Company’s strong fourth quarter 2018 and first quarter 2019 results, we have already achieved meaningful operating efficiencies and cost reductions, accelerating our free cash flow growth. With a compelling asset base in the core of the Appalachian Basin, a simplified corporate structure, a clear and transparent operating plan and a refreshed team that is committed to realizing EQT’s potential, EQT is poised to build on our momentum and deliver substantial and sustainable free cash flow growth and tremendous value creation. Unfortunately, a group led by Toby Z. Rice and Derek A. Rice (the “Toby Rice Group”) is seeking to derail our progress by taking control of your company and installing a group of family members and friends as directors. The Toby Rice Group wants to replace EQT’s recently refreshed and independent Board with less qualified individuals who will support the Rice family’s interests ahead of yours. We believe the choice is clear: Support the independent EQT team, which includes highly experienced, independent nominees with the right mix of skills and experience to oversee the strategy that is delivering positive results; or Give up control of EQT to the Toby Rice Group, which is deeply conflicted and promising unrealistic free cash flow growth despite NEVER having generated positive annual free cash flow at Rice Energy. Your vote is very important. Protect the value of your investment by voting today “FOR” all 12 of EQT’s director nominees on the GOLD universal proxy card.

EQT HAS A PURPOSE-BUILT BOARD COMPRISING DIRECTORS WITH THE RIGHT MIX OF EXPERIENCE AND SKILLS TO OVERSEE EQT'S ONGOING SUCCESS

The Corporate Governance and 2019 Annual Meeting Committees of the Board carefully evaluated and selected our director nominees based on their collective experience, backgrounds and skillsets. Each candidate has been selected with the specific purpose of ensuring we have the ideal group of directors with the optimal mix of collective skills and experience to help EQT drive continued free cash flow growth and value for shareholders.

All 12 of your Board's nominees are committed to acting in your best interests. They have broad and diverse experience and expertise in areas critical to EQT's business and will help ensure EQT continues to enhance its operational efficiency, cost structure and corporate governance. They have no personal agendas or family and friend relationships that would make you question their judgments.

PERCENTAGE OF EQT SLATE DIRECTOR EXPERIENCE


92%
92%
92%
75%
58%
58%
58%
50%
42%
33%
Finance / Accounting
Public Company Board Service
Safety / Environmental
E&P Experience
Senior Public Company Leadership
Operational Leadership In Oil & Gas
Government Regulations / Regulatory
Corporate Governance / Legal
Geology / Engineering
Marketing / Communications

If EQT's director nominees are elected, the Board will be one of the most, if not the most, experienced and diverse boards in the E&P industry:

10 of 12
directors will be independent
(non-independent directors are Rob McNally, EQT's CEO, and Daniel Rice, former CEO of Rice Energy)

9 of 12
directors will have direct oil and gas industry upstream experience

9 of 12
directors will have been elected since 2017

~42%
of the Board will be female directors

9 of 12
directors will have CEO or CFO experience, 6 with energy companies

2.3 Years
average director tenure

THE TOBY RICE GROUP NOMINEES ARE NOT QUALIFIED TO OVERSEE EQT'S STRATEGY AND WOULD DIMINISH THE QUALITY OF THE BOARD

EQT's nominee slate is purpose-built to ensure that the most valuable skillsets, experiences and backgrounds are represented in the boardroom to advance the interests of the Company's shareholders.

We do not believe that the skillset of the Toby Rice Group nominees is comparable to the depth, breadth and experience of the director candidates nominated by EQT.

Further, the fact that two of the Toby Rice Group's nominees dropped out following the announcement of EQT's slate of nominees demonstrates, in our view, that the Toby Rice Group's slate of nominees was developed through a rushed and deeply flawed selection process.


PERCENTAGE OF EQT VS. RICE SLATE
EQT Slate
Rice Slate
92%
57%
92%
29%
58%
43%
50%
29%
FINANCE & ACCOUNTING
SAFETY / ENVIRONMENTAL
GOVERNMENT RELATIONS / REGULATORY
CORPORATE GOVERNANCE / LEGAL

MANY RICE NOMINEES ARE CONFLICTED AND ALL ARE COMMITTED TO THE TOBY RICE GROUP’S SELF-SERVING AGENDA TO CONTROL EQT In contrast to EQT’s purpose-built Board, many of the nominees on the Toby Rice Group slate have clear conflicts and personal connections to the Rice family and a history of poor corporate governance: Four of the Toby Rice Group nominees — Kathryn Jackson, John McCartney, Daniel Rice and Toby Rice — were previously chosen by the Rice family to serve on the Rice Energy board of directors. Rice Energy adopted — and maintained in the face of investor criticism — a number of shareholder-unfriendly governance practices and provisions, including, among other things, having a board of directors that included multiple Rice family members and was only approximately 60% independent, as well as a classified board structure. The Rice family and many of the Toby Rice Group’s nominees have significant investments in the E&P industry that are opaque, undisclosed and may result in related party transactions or other potential conflicts with EQT’s interests. Toby Rice has already demonstrated an inappropriate willingness to call EQT personnel to try to promote his business. Toby Rice is inherently conflicted through operating Rice Investment Group. We believe that having a CEO with a murky portfolio of active multi-million-dollar investments in the same industry presents the potential for numerous conflicts and is not in the best interests of shareholders. As your Board evaluated the nominees put forth by the Toby Rice Group, it became clear that they are not only significantly less qualified and less experienced when compared to the nominees on EQT’s slate, but many also have a history of loyalty and ties to the Rice family. Given this lack of independence, and Toby Rice’s apparent indifference to independence in choosing them, we are concerned that, if elected, the Toby Rice Group nominees would indiscriminately support Toby Rice’s plan for EQT, which is predicated on appointing Toby as CEO (a position that he was never allowed to hold when Rice Energy was a public company) and implementing a disruptive restructuring of management — potentially derailing the Company’s successful turnaround. We believe the Toby Rice Group’s intent to terminate up to 15 EQT department heads, who are currently hard at work successfully delivering industry-leading results, would be irresponsible and value destructive. To that end, we believe the Toby Rice Group’s conflicted, nepotistic slate would degrade EQT’s Board and governance and impair the Company’s prospects for continued value creation.

Underscoring these concerns, in a recent letter to EQT shareholders, the Toby Rice Group nominees demonstrated a startling lack of insight into EQT’s operations and the significant transformation that has already taken place at EQT. The views expressed by the nominees clearly demonstrated that they are not familiar with EQT’s current business and have not spent any time learning about the new EQT management team or the department heads Toby Rice plans to terminate. Despite their apparent failure to conduct an appropriate level of due diligence before agreeing to be nominated to stand for election to the board of a multi-billion-dollar company, the Toby Rice Group nominees unreservedly expressed in that letter their support for the Toby Rice Group agenda — install Toby Rice as CEO and decimate the senior management group — changes that we believe could derail the successful path that EQT is on. Shareholders deserve better. They deserve a Board that is well-informed, thoughtful and independent-minded. EQT values a full range of perspectives in the boardroom, including strong shareholder voices, and recognizes the benefit of having a former Rice Energy executive with experience as a public company CEO on the Board. Those are among the reasons EQT re-nominated Daniel Rice, the former CEO of Rice Energy, who together with the Rice family, owns 3.1% of EQT shares, for election on EQT’s director slate, despite his also serving on the Toby Rice Group slate. However, we strongly believe adding Toby Rice, a second, less qualified member of the Rice family who does not bring a sufficiently differentiated skillset or shareholder voice from Daniel Rice, or any of the Toby Rice Group’s nominees, would reduce board independence and create a dangerous voting clique. We believe shareholders will be best served by electing directors who will act on an informed basis and in the best interests of ALL EQT shareholders, instead of being beholden to one man and one idea. VOTE “FOR” AN INDEPENDENT BOARD, NOT THE FAMILY-AND-FRIENDS CLUB NOMINATED BY THE TOBY RICE GROUP EQT is not a family business. It is the largest natural gas producing company in the United States. EQT’s directors must be able to objectively evaluate and advise on the actions the Board takes on behalf of all shareholders. We do not believe it is in shareholders’ interests for EQT to be overseen by directors who are beholden to Toby Rice and his family. Turning EQT’s Board into a family-and-friends club would not be appropriate or consistent with best-in-class governance practices.

The Toby Rice Group has made it clear that their campaign is premised on taking control of EQT. It is not in shareholders’ best interests to cede control of their company to a minority shareholder who has not submitted a proposal to acquire the Company and has no intention of paying a control premium. VOTE “FOR” ALL 12 EQT NOMINEES ON THE GOLD UNIVERSAL PROXY CARD TODAY Support the EQT team that is driving substantial and sustainable free cash flow and shareholder value. We thank you for your continued support. Sincerely, THE INDEPENDENT MEMBERS OF THE EQT BOARD OF DIRECTORS A VOTE “FOR” EQT’S DIRECTOR NOMINEES ON THE GOLD UNIVERSAL PROXY CARD IS A VOTE FOR A BOARD: COMPRISING HIGHLY Committed to building on Composed of independent EXPERIENCED NOMINEES the Company’s significant director nominees with the right mix of skills progress TO REALIZEBEHOLDEN ONLY TO EQT and experience to oversee EQT’S VALUE CREATIONSHAREHOLDERS. the management team’s POTENTIAL for the benefit continued execution of the of ALL EQT shareholders. Company’s strategic plan.

Cautionary Statements This communication contains certain forward-looking statements within the meaning of section 21e of the securities exchange act of 1934, as amended, and section 27a of the securities act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this communication specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding projected adjusted free cash flow. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the company. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the company’s control. The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under item 1a, “risk factors,” of the company’s form 10-k for the year ended december 31, 2018, as filed with the sec and as updated by subsequent form 10-qs filed by the company, and those set forth in the other documents the company files from time to time with the sec. Any forward-looking statement speaks only as of the date on which such statement is made, and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Important Information Eqt corporation (the “company”) filed a definitive proxy statement and associated gold universal proxy card with the securities and exchange commission (the “sec”) on may 22, 2019 in connection with the solicitation of proxies for the company’s 2019 annual meeting of shareholders (the “2019 Annual meeting”). Details concerning the nominees for election to the company’s board of directors at the 2019 annual meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the company with the sec, including the definitive proxy statement, free of charge by visiting the sec’s website, www.Sec.Gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to blake mclean, senior vice president, investor relations and strategy of eqt corporation, at bmclean@eqt.Com, by calling the company’s proxy solicitor, innisfree m&a incorporated, toll-free, at 877-687-1866, or from the company’s website at https://ir.Eqt.Com/sec-filings.

If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies: INNISFREE M&A INCORPORATED 877.687.1866 toll-free from the U.S. and Canada 412.232.3651 from other locations Remember, simply discard any White universal proxy card you may receive from the Rice Group. Any vote on the Rices’ White proxy card (even a vote in protest on their nominees) will revoke any earlier GOLD proxy card that you have submitted to EQT. YOUR VOTE MATTERS Vote the Enclosed GOLD Universal Proxy Card TODAY FOR All 12 of EQT’s Highly Experienced Director Nominees

On the evening of June 12, 2018, EQT Corporation made the following changes to its shareholder communications website, https://votegoldforeqt.com/:

EQT Highlights its Purpose-Built Board;EQrs Nominees Have the Right Mix of Skills and Experience to Oversee the Company's Continued Success EQT Corrects the Toby Rice Group's False and Misleading Statements EQT Mails Letter to Shareholders. Highlighting Strong Financialand OperationalPerformance under the Company's New Board and Management Team DOWNLOAD RELEASE DOWNLOAD RELEASE DOWNLOAD RELEASE DOWNLOAD LETTER DOWNLOAD LETTER EQT Launches VoteGoldforEQT.com EQT Files Definitive Proxy and Mails Letter to Shareholders Definitive Proxy Filing DOWNLOAD RELEASE DOWNLOAD DOWNLOAD RELEASE DOWNLOAD LETTER EQT Reports First Quarter 2019 Results DOWNLOAD • • • •